UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 of 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 18, 2013

Heartland Financial USA, Inc.
(Exact name of Registrant as specified in its charter)

Commission File Number:	001-15393

Delaware	42-1405748
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

1398 Central Avenue Dubuque, Iowa 52001
(Address of principal executive offices)

(563) 589-2100
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets
On Friday, October 18, 2013, and in accordance with a Merger Agreement dated as of June 12, 2013 (the “Merger Agreement”), Morrill Bancshares, Inc. (“MBI”), a Kansas corporation and the holding company for The Morrill & Janes Bank and Trust Co. (“M&JBT”), was merged (the “Merger”) with and into Heartland Financial USA, Inc. (“Heartland”). As a result of the Merger, M&JBT became a wholly-owned subsidiary of Heartland, and Heartland’s tenth independent, state-chartered, bank subsidiary.
As of September 30, 2013, MBI had assets of approximately $790 million, loans of $385 million and deposits of $641 million. The acquisition expands the Heartland footprint from 8 to 10 states and from 67 to 78 banking centers.
The aggregate purchase price, which was based on the tangible book value of MBI, was approximately $55.4 million, $16.6 million or 30% of which was paid in cash, and $38.8 million or 70% of which was paid by delivery of 1,402,431 shares of Heartland common stock. The number of shares of Heartland common stock delivered was based, in accordance with the Merger Agreement, on the weighted average closing price of such common stock as quoted on Nasdaq for the twenty trading days ended October 11, 2013.
A copy of a press release announcing the acquisition is attached as Exhibit 99.1.
Item 3.02 Unregistered Sales of Equity Securities
Heartland issued an aggregate of 1,402,431 shares of its common stock on October 18, 2013, to former shareholders of MBI in the Merger. Such shares were issued without registration under the Securities Act of 1933 in reliance upon the exemption contained in Section 4(a)(2) of such Act and Rule 506(b) promulgated thereunder.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(d) In accordance with the Merger Agreement, effective on the closing date of the Merger ( October 18, 2013), the Board of Directors of Heartland increased the number of members that may be appointed to its Board from seven to nine members, and elected Kurt M. Saylor to fill one of the vacancies created. Mr. Saylor serves as a Class III Director and will stand for re-election at Heartland’s Annual Meeting held on Wednesday, May 21, 2014. Mr. Saylor had served as the Chairman and Chief Executive Officer of MBI and of M&JBT for more than five years prior to the Merger, and will continue to serve as the Chief Executive Officer of M&JBT after the Merger. Because of his continuing position as the principal officer of one of Heartland’s subsidiary banks, Mr. Saylor was not appointed to any committees of the Board of Directors of Heartland.
As a Chief Executive Officer of a Heartland subsidiary bank, Mr. Saylor executed a Change of Control Agreement effective as of October 18, 2013, under which Mr. Saylor will be entitled to a severance payment equal to his salary, plus annual bonus from Heartland averaged over the preceding three years, plus average annual contribution to tax-qualified plans from Heartland averaged over the same three years, and plus outplacement services, if he is terminated without cause within six months prior to, or two years after a change of control of Heartland. The Change of Control Agreement defines these terms consistent with other agreements with executive officers described in Heartland’s proxy statement. Mr. Saylor, as one of twelve former shareholders of MBI, received 441,959 shares of Heartland common stock and cash of $5,237,129 in the Merger. In addition, Mr. Saylor’s spouse received 180,448 shares of Heartland common stock and cash of $2,138,273 in the Merger. Mr. Saylor has not otherwise been involved in any related party transactions with Heartland.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits

(a)	Financial Statements of Business Acquired.

Financial Statements are not included because not required under Rule 3-05(b) of Regulation S-X.

(b)	Pro Forma Financial Information.

None.

(c)	Exhibits.

99.1 Press Release dated October 21, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 21, 2013	HEARTLAND FINANCIAL USA, INC.

	By:	/s/ Bryan R. McKeag
Chief Financial Officer